Exhibit 3.1

AMENDMENT NO. 1 TO

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF

JP ENERGY PARTNERS LP

This Amendment No. 1 (this “Amendment”) to the Fourth Amended and Restated Agreement of Limited Partnership of JP Energy Partners LP (the “Partnership”), dated as of March 8, 2017 (the “Partnership Agreement”), is hereby adopted effective as of March 8, 2017 by Argo Merger GP Sub, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, and American Midstream, LLC, a Delaware limited liability company (the “New Limited Partner”, and together, with the General Partner, the “Partners”), pursuant to Section 12 of the Partnership Agreement.

WHEREAS, pursuant to that certain Contribution Agreement, dated March 8, 2017, by and between American Midstream Partners, LP and American Midstream, LLC, American Midstream Partners, LP (the “Former Limited Partner”) transferred 100% of its limited membership interest in the Partnership to the New Limited Partner; and

WHEREAS, the Partners have agreed to effect this Amendment in order to replace the Former Limited Partner with New Limited as are provided herein.

NOW THEREFORE, the Partners hereby agree as follows:

A.	New Limited Partner. All references to American Midstream Partners, LP in the Partnership Agreement shall be replaced with American Midstream, LLC.

B.	Amendment to Schedule 1. Schedule 1 of the Partnership Agreement shall be replaced in its entirety with Exhibit A.

C.	Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain unchanged and unmodified and in full force and effect.

D.	Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws that would apply the laws of any other state.

E.	Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

F.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be any original, but such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of March 8, 2017.

GENERAL PARTNER: ARGO MERGER GP SUB, LLC

By:	American Midstream, LLC, its sole member

By:	American Midstream Partners, LP, its sole member

By:	American Midstream GP, LLC, its general partner

By:	/s/ Eric T. Kalamaras
Name:	Eric T. Kalamaras
Title:	Senior Vice President and Chief Financial Officer

NEW LIMITED PARTNER: AMERICAN MIDSTREAM, LLC

By:	American Midstream Partners, LP, its sole member

By:	American Midstream GP, LLC, its general partner

By:	/s/ Eric T. Kalamaras
Name:	Eric T. Kalamaras
Title:	Senior Vice President and Chief Financial Officer

Amendment No. 1 to Fourth Amended and Restated Agreement of

Limited Partnership of JP Energy Partners LP

Signature Page

Exhibit A

SCHEDULE 1

Names, Addresses, Sharing Ratios of the Partners

Name of General Partner:	Sharing Ratio
Argo Merger GP Sub, LLC 2103 CityWest Blvd. Houston, Texas 77042	0.1%

Name of Limited Partners
American Midstream, LLC 2103 CityWest Blvd. Houston, Texas 770421	99.9%
TOTAL	100%